Exhibit 10.2

December 20, 2020

Re: Special Bonus

Dear Employee:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) among Diamondback Energy, Inc., Bohemia Merger Sub, Inc. (“Merger Sub”) and QEP Resources, Inc. (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and that certain Non-Competition Agreement dated as of the date hereof between you and the Company (the “Non-Compete Agreement”). This letter sets forth the terms and conditions of certain compensation you may receive in connection with the Merger and your obligations with respect thereto in the event that the Merger Agreement is terminated for any reason or if you resign prior to the closing of the Merger.

Pursuant to the Non-Compete Agreement, (i) the Company agreed to pay you a one-time special bonus in December 2020 in the amount set forth therein (the “Special Bonus”), and (ii) you agreed that you shall be required to repay to the Company 100% of the Special Bonus if you resign your employment for any reason prior to the consummation of the Merger (unless the Merger Agreement is terminated prior to the consummation of the Merger in accordance with the termination provisions thereof).

This letter confirms our further agreement that if the Merger Agreement is terminated for any reason prior to the consummation of the Merger and you resign your employment for any reason prior to December 31, 2021, you shall be required to repay to the Company 100% of the Special Bonus. In consideration of the foregoing, as the Special Bonus is less than the target award level of the anticipated 2021 long-term incentive award that would have been granted to you if the Merger Agreement had not been entered into, if the Merger Agreement is terminated for any reason prior to the consummation of the Merger, the Compensation Committee of the Company’s Board of Directors will consider and approve appropriate level grants as soon as is practical thereof, made in the standard form of the annual officer long-term incentive grants.

Thank you for your hard work and contributions to the Company.

QEP RESOURCES, INC.

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